EXHIBIT 99.1
                                      AREP

                             FOR IMMEDIATE RELEASE

                      AMERICAN REAL ESTATE PARTNERS, L.P.
   ANNOUNCES SALE OF $300 MILLION OF CONVERTIBLE NOTES; TOTAL SALES OF
                     CONVERTIBLE NOTES REACHES $500 MILLION

NEW YORK, NEW YORK / April 17, 2007 - American Real Estate Partners, L.P. (NYSE:ACP) ("AREP") today announced that it had sold an aggregate of $300 million of its Variable Rate Senior Convertible Notes due 2013 (the "Notes") to Portside Growth and Opportunity Fund, an investment fund managed by Ramius Capital Group, LLC ("Ramius Capital"), and an investment fund managed by Highbridge Capital Management, LLC ("Highbridge"), pursuant to an option granted to Ramius Capital and Highbridge under a Securities Purchase Agreement entered into among the Company, Ramius Capital and Highbridge. As a result, to date, AREP has sold a total of $500 million of the Notes. The Notes were sold in a private placement pursuant to Section 4(2) of the U.S. Securities Act of 1933 (the "Securities Act").

As previously announced, AREP entered into the Securities Purchase Agreement with Ramius Capital and Highbridge on April 4, 2007, pursuant to which AREP sold an aggregate of $200 million of the Notes to Ramius Capital and Highbridge on April 5, 2007. Under the terms of the Securities Purchase Agreement, AREP granted Ramius Capital and Highbridge an option through April 13, 2007 to purchase up to an additional $400 million in aggregate principal amount of the Notes. On April 12, 2007, Ramius Capital and Highbridge notified the Company that they were exercising such option with respect to an additional $300 million in aggregate principal amount of the Notes.

Under the terms of the Securities Purchase Agreement, AREP now has the right, until May 5, 2007, to place an additional $100 million in aggregate principal amount of the Notes with other investors, subject to an option granted to Ramius Capital and Highbridge to purchase such additional Notes on or before April 25, 2007.

The Notes bear interest at a rate of LIBOR minus 125 basis points, but no less than 4.0% nor higher than 5.5%, and are convertible into Depositary Units of AREP at a conversion price of $132.595 per share, subject to adjustments in certain circumstances.

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

AREP, a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP's businesses currently include gaming; real estate and home fashion. To learn more about AREP, please visit www.arep.com.

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond AREP's ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. AREP undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Andrew Skobe
American Real Estate Partners, L.P.
(212) 702-4300





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